Exhibit 10.1

FIFTH AMENDED AND RESTATED EMPLOYMENT AGREEMENT
THIS AGREEMENT, dated as of April 26, 2018, is made by and between TransDigm Group Incorporated, a Delaware corporation (the “Company”), and W. Nicholas Howley (the “Executive”).
RECITALS:
WHEREAS, the Executive is a party to a Fourth Amended and Restated Employment Agreement with the Company dated as of December 10, 2015 (the “Prior Employment Agreement”); and
WHEREAS, the Company and the Executive would like to continue the Executive’s employment with the Company on the terms set forth herein.
NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the parties hereto agree as follows:
1.    Certain Definitions.
(a)    “Annual Base Salary” shall mean $1,292,140 for calendar year 2018, $1,369,668 per annum for calendar year 2019, $1,451,848 for calendar year 2020, $1,538,959 for calendar year 2021, $1,631,297 for calendar year 2022, $864,587 (50% of $1,729,175) for calendar year 2023, and $916,463 (50% of $1,832,926) for calendar year 2024.
(b)    “Black Scholes Value” shall have the meaning set forth in Section 4(d).
(c)    “Board” shall mean the Board of Directors of the Company.
(d)    “Cash Election” shall have the meaning set forth in Section 4(c).
(e)    “Cause” shall mean either of the following: (i) the repeated failure by the Executive, after written notice from the Board which specifically references this Section 1(e)(i), substantially to perform his material duties and responsibilities as an officer or employee or director of the Company or any of its subsidiaries (other than any such failure resulting from incapacity due to reasonably documented physical or mental illness), (ii) any willful misconduct by the Executive that has the effect of materially injuring the business of the Company or any of its subsidiaries, including, without limitation, the disclosure of material secret or confidential information of the Company or any of its subsidiaries, or (iii) the Executive’s conviction of, or pleading “guilty” or “no contest” to a felony that is or could reasonably be expected to result in material harm to the Company or any of its subsidiaries.

(g)    “Code” shall mean the Internal Revenue Code of 1986, as amended. Reference to a Section of the Code includes all rulings, regulations, notices, announcements, decisions, orders and other pronouncements that are issued by the United States Department of the Treasury, the Internal Revenue Service, or any court of competent jurisdiction that are lawful and pertinent to the interpretation, application or effectiveness of such Section.
(h)    “Common Stock” shall mean the common stock of the Company, $0.01 par value per share.
(i)    “Common Stock Limit” shall have the meaning set forth in Section 4(h).
(j)    “Company” shall have the meaning set forth in the preamble hereto.
(k)    “Company Equity” shall have the meaning set forth in Section 4(h).
(l)    “Compensation Committee” shall mean the Compensation Committee of the Board whose members shall be appointed by the Board from time to time.
(m)    “Date of Termination” shall mean (i) if the Executive’s employment is terminated by reason of his death, the date of his death, and (ii) if the Executive’s employment is terminated pursuant to Sections 5(a)(ii) - (vi), the date specified in the Notice of Termination.
(n)    “Disability” shall mean the inability of the Executive to perform his duties and responsibilities as an officer or employee of the Company or any of its subsidiaries on a full-time basis for more than six months within any 12-month period because of a physical, mental or emotional incapacity resulting from injury, sickness or disease.
(o)    “Effective Date” shall mean April 26, 2018.
(p)    “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
(q)    “Executive” shall have the meaning set forth in the preamble hereto.
(r)    “Fair Market Value” of Common Stock shall mean, as of any date, the closing price of the Common Stock on the New York Stock Exchange or any other exchange on which the Common Stock is traded on the trading day immediately preceding such date.
(s)    “Good Reason” shall mean the occurrence of any of the following: (i) a material diminution or change in the Executive’s title, position, duties or responsibilities (including reporting responsibilities), without his prior written consent, (ii) Executive is not re-elected to the Board, (iii) the Company requires the Executive, without his prior written consent, to be based at any specific office or location (iv) any material breach of this Agreement by the Company, or

(v)  there is a reduction of the Executive’s aggregate compensation (including bonus opportunities), or a change in Executive’s benefits such that following such change, Executive’s benefits are not substantially comparable to those to which he was entitled immediately prior to such change, in each case without his prior written consent or as contemplated by this Agreement.
(t)    “Monthly COBRA Coverage Continuation Rate” shall have the meaning set forth in Section 6(a).
(u)    “Notice of Termination” shall have the meaning set forth in Section 5(b).
(v)    “Option Agreements” shall mean the written agreements between the Company and the Executive pursuant to which the Executive holds or is granted options to purchase Common Stock, including, without limitation, agreements evidencing options granted under the Option Plan.
(w)    “Option Plan” shall mean any option plan adopted or maintained by the Company for employees generally.
(x)    “Options” as of any date of determination shall mean options held by the Executive as of such date to purchase Common Stock of the Company.
(y)    “Payment Period” shall have the meaning set forth in Section 6(b).
(z)    “Prior Employment Agreement” shall have the meaning set forth in the Recitals.
(aa)    “Retention Limit” shall have the meaning set forth in Section 4(h).
(bb)    “Retirement” shall mean voluntary termination of employment by the Executive after age 60 and after 15 years of service with the Company.
(cc)    “Term” shall have the meaning set forth in Section 2.
2.    Employment. The Company shall continue to employ the Executive and the Executive shall remain in the employ of the Company, for the period set forth in this Section 2, in the positions set forth in Section 3 and upon the other terms and conditions herein provided. The term of employment under this Agreement (the “Term”) shall be for the period beginning on the Effective Date and ending on September 30, 2024 unless earlier terminated as provided in Section 5.

3. Position and Duties. During the Term, the Executive shall serve as the Executive Chairman of the Company. Executive’s duties as Executive Chairman shall include: (a) the Company’s capital allocation and capital market activities; (b) the Company’s merger, acquisition, divestiture, and similar activities; (c) the Company’s overall strategy, including organization structure, compensation strategy and products or markets served; (d) the Company’s annual business plan and public guidance; (e) in conjunction with the Board of Directors or the Compensation Committee of the Board of Directors, as applicable, (1) oversight of the CEO and periodic evaluation of his/her performance; and (2) recommendation of CEO compensation; (f) evaluation of the CFO in conjunction with the CEO and the Board of Directors; (g) leadership of the Board of Directors; (h) periodic review of the officer succession planning process and status; (i) participation in the investor relations function; (j) other activities as required to perform the Executive Chairman duties; and (k) such other duties as mutually agreed by the Executive Chairman and the Board of Directors. In order to provide for an orderly transition of senior executive leadership, it is anticipated that the Board of Directors will, after the completion of calendar year 2022 and with the Executive’s consent, modify the Executive’s duties to reflect the reduced compensation levels for calendar year 2023 and calendar year 2024 as set forth herein. In connection with the modification of Executive’s duties after the completion of calendar year 2022, the Executive will become Chairman of the Board and retain responsibility for capital allocation and capital market activities; significant merger, acquisition, divestiture, or similar activities; and leadership of the Board of Directors. During the Term, the Executive shall devote significant working time and efforts to the business and affairs of the Company, consistent with completion of his job duties as Executive Chairman as set forth above; provided, that it shall not be considered a violation of the foregoing for the Executive to (i) with the prior consent of the Board (which consent shall not unreasonably be withheld), serve on corporate, industry, civic or charitable boards or committees (provided, that without such prior consent of the Board, the Executive shall, subject to the limitation set forth below, be permitted to continue to serve as a member of the board of directors (or board of trustees) or as a committee member, as the case may be, of Consolidated Precision Products Corp., Cristo Rey National Network, St. Martin de Porres, the Cleveland Clinic and the Rock and Roll Hall of Fame), and (ii) manage his personal or family investments, so long as none of such activities significantly interferes with the Executive’s duties hereunder.
4.    Compensation and Related Matters.
(a)    Annual Base Salary. During the Term, in lieu of a base salary, the Executive shall receive a grant of options each year equal to (i) (A) the applicable Annual Base Salary, minus (B) $7,000 (which will be paid by Company to the Executive in cash in accordance with the Company’s normal payroll practices), times (ii) 1.375. The options will be granted prior to December 31 of the previous year. The number of options to be granted pursuant to this Section 4(a) will be calculated in accordance with the Black Scholes Value described in Section 4(d), and will vest as set forth on Exhibit A. In the event that the amounts in clause (B) above are insufficient for the Executive to pay for his elected health, vision and dental benefits, plus associated taxes, the Company and the Executive will adjust the foregoing amounts. The terms of the stock options will provide that if the Executive incurs a termination of employment under any of the circumstances described in Section 5(a)(i), 5(a)(ii), 5(a)(iv) or 5(a)(v) or upon the Executive’s Retirement, vesting will continue with respect to a percentage of such options after such termination of employment as set forth on Exhibit A.
(b)    Bonus. Commencing with fiscal year 2018, the Executive shall be eligible to participate in the Company’s annual cash bonus plan in accordance with the terms and provisions applicable to other senior executives of the Company, which shall be consistent with the Company’s executive bonus policy adopted in July 2014 attached hereto as Exhibit B. The Executive’s target bonus for each fiscal year during the Term will be 125% of his Annual Base Salary. Notwithstanding the foregoing, in lieu of the cash bonus calculated and paid in accordance with the Company’s executive bonus policy, at the time of determination of the bonus amount each year, the Executive shall receive a grant of options equal to the foregoing amount times 1.375. The number of options to be granted pursuant to this Section 4(b) will be calculated in accordance with the Black Scholes Value described in Section 4(d) and will vest as set forth on Exhibit A. The terms of the stock options will provide that if the Executive incurs a termination of employment under any of the circumstances described in Section 5(a)(i), 5(a)(ii), 5(a)(iv) or 5(a)(v) or upon the Executive’s Retirement, vesting will continue with respect to a percentage of such options after such termination of employment as set forth on Exhibit A.
(c)    Election to Receive Cash Compensation. Notwithstanding Sections 4(a) and 4(b), the Executive may give notice in writing (the “Cash Election”), not later than five days before the date of the annual Compensation Committee meeting at which bonus and salaries will be discussed, that the Executive wishes to (i) discontinue his receipt of equity compensation under Sections 4(a) and 4(b) for the remainder of the Term of this Agreement, commencing on January 1 of the upcoming calendar year (i.e., commencing with the following calendar year salary and current fiscal year bonus) or (ii) discontinue his receipt of equity compensation under Sections 4(a) and 4(b) for the remainder of the Term of this Agreement, commencing immediately (i.e., commencing with the previous fiscal year bonus). For example, if the Compensation Committee meeting is scheduled on December 1, 2018 to discuss fiscal 2018 bonuses and calendar 2019 salaries, the Executive may make an election not later than November 26, 2018 under clause (i) to receive his fiscal 2018 bonus in equity as set forth in Section 4(b) but discontinue all future equity awards for the remainder of the Term under Sections 4(a) and 4(b) or the Executive may make an election not later than November 26, 2018 under clause (ii) to discontinue all future equity awards, including his fiscal 2018 bonus, for the remainder of the Term. No election made pursuant to this Section 4(c) will impact any long-term incentive compensation payable under Section 4(d).
(d)    Long-Term Incentive Compensation. During the Term, the Executive shall be entitled to participate in the Option Plan or any successor plan thereto or any other long-term incentive plan implemented by the Company. Specifically, in the first three months of fiscal 2019 in accordance with the Company’s customary practices and timing, the Company will award to the Executive a number of stock options equal to $12,163,744 divided by the Black Scholes Value. The “Black Scholes Value” shall be an amount derived by using the Black Scholes method of valuing an option to purchase a share of Common Stock using the following assumptions: a current market price equal to the average of the closing prices of the Common Stock for the 45 trading days ending on the trading day immediately preceding the date of grant, a strike price equal to the closing price of a share of Common Stock on the trading day immediately preceding the grant date, a risk free rate of 1.88%, a volatility of 35% and an expected life of six years. It is understood that the agreed upon assumptions for calculating the Black Scholes Value equal approximately 37% of the market price of a share of Common Stock used in calculating the Black Scholes Value. Such options will vest pursuant to the schedule set forth in Exhibit C. The Company will award to the Executive, in the first three months of fiscal years 2020 through 2023 in accordance with the Company’s customary practices and timing, a number of stock options equal to: (i) for fiscal year 2020, the number of stock options equal to $12,589,475 divided by the Black Scholes Value; (ii) for fiscal year 2021, the number of stock options equal to $13,030,107 divided by the Black Scholes Value; (iii) for fiscal year 2022, the number of stock options equal to $13,486,160 divided by the Black Scholes Value; (iv) for fiscal year 2023, the number of stock options equal to $6,979,088 (50% of $13,958,176) divided by the Black Scholes Value; and (v) for fiscal year 2024, the number of stock options equal to $7,223,356 (50% of $14,446,712) divided by the Black Scholes Value. Such options will vest pursuant to the schedule set forth in Exhibit C. The terms of the stock options will provide that if the Executive incurs a termination of employment under any of the circumstances described in Section 5(a)(i), 5(a)(ii), 5(a)(iv) or 5(a)(v) or upon the Executive’s Retirement, vesting will continue with respect to a percentage of such options after such termination of employment as set forth on Exhibit C.
(e)    Benefits. During the Term, the Executive shall be entitled to participate in health, vision and dental plans of the Company now (or, to the extent determined by the Board or Compensation Committee, hereafter) in effect which are applicable to the senior officers of the Company generally, subject to and on a basis consistent with the terms, conditions and overall administration thereof (including the right of the Company to amend, modify or terminate such plans).
If the Executive exercises the Cash Election, in addition to the health, vision and dental plans of the Company, the Executive shall be entitled to participate in other employee benefit plans, programs and arrangements of the Company now (or, to the extent determined by the Board or Compensation Committee) hereafter in effect which are applicable to senior officers of the Company generally, subject to and on a basis consistent with the terms, conditions and overall administration thereof (including the right of the Company to amend, modify or terminate such plans). If the Executive exercises the Cash Election, the Executive shall within ten days following his exercise of the Cash Election pay to the Company an amount equal to $18,750 times the number of years remaining in the Term.
(f)    Expenses. Pursuant to the Company’s historical policies with respect to Executive’s expenses, the Executive shall be reimbursed for all expenses properly incurred by the Executive on the Company’s behalf in the performance of the Executive’s duties hereunder. Such expenses may include up to $60,000 each calendar year during the Term for office and administrative expenses outside of the Company’s facilities.

(g)    Vacation Pay. The Executive shall be entitled to an amount of annual vacation days per year, and to compensation in respect of earned but unused vacation days, in accordance with the Company’s vacation policy as in effect as of the Effective Date. The Executive shall also be entitled to paid holidays in accordance with the Company’s practices with respect to same as in effect as of the Effective Date. Notwithstanding the foregoing, the parties acknowledge that the Executive’s compensation pursuant to Section 4(a) covers all vacation days and the Executive shall not be entitled to any additional payments for unused vacation time at any time, including upon termination of employment.
(h)    Stock Retention Guidelines. At all times during the Executive’s continued full-time employment by the Company, the Executive shall hold an aggregate amount of “Company Equity” with a value equal to or greater than $10,000,000 (the “Retention Limit”), at least $5,000,000 of which shall constitute Common Stock held by the Executive (the “Common Stock Limit”). This Retention Limit and the Common Stock Limit will supersede any Retention Limit in any prior dated option or other agreement between the Company and the Executive. For purposes of this Section 4(i), the Company Equity shall be an amount equal to (i) the Fair Market Value of any Common Stock held by the Executive plus (ii) the value of all vested options then held by the Executive, which will be equal to the Fair Market Value of the Common Stock underlying the options over the exercise price. If at any time after the date hereof the aggregate amount of Company Equity held by the Executive falls below the Retention Limit or if the aggregate amount of Common Stock held by the Executive falls below the Common Stock Limit, in either case, because of a decline in the Fair Market Value of the Common Stock from its Fair Market Value as of the date hereof, the Executive will have three (3) years to reach the Retention Limit or the Common Stock Limit, as applicable. The Executive agrees not to make any sales of vested Options unless the Executive would, at the time of the sale, be in compliance with the Retention Limit and the Common Stock Limit. The Executive’s failure to hold Company Equity or Common Stock in accordance with this Section 4(i) shall, after written notice from the Company to the Executive and a 90-day opportunity to cure, result in the Executive’s forfeiture of all unvested Options, unless otherwise determined by the Compensation Committee of the Board, in its sole discretion. In the event the aggregate amount of Company Equity held by the Executive falls below the Retention Limit or if the aggregate amount of Common Stock held by the Executive falls below the Common Stock Limit, in either case,  because of a decline in the Fair Market Value of the Common Stock from its Fair Market Value as of the date hereof,  the notice  giving rise to the  90-day opportunity to cure shall not be given by the Company to the Executive until the three (3) year period referred to above has expired.
5.    Termination.
(a)        The Executive’s employment hereunder may be terminated by the Company or the Executive, as applicable, without any breach of this Agreement only under the following circumstances and in accordance with subsection (b):
(i)    Death. The Executive’s employment hereunder shall terminate upon his death.

(ii)    Disability. If the Company determines in good faith that the Executive has incurred a Disability, the Company may give the Executive written notice of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive, provided that within such 30 day period the Executive shall not have returned to full-time performance of his duties. The Executive shall continue to receive his Annual Base Salary until the 90th day following the date of the Notice of Termination.
(iii)    Termination for Cause. The Company may terminate the Executive’s employment hereunder for Cause.
(iv)    Resignation for Good Reason. The Executive may resign his employment hereunder for Good Reason.
(v)    Termination without Cause. The Company may terminate the Executive’s employment hereunder without Cause.
(vi)    Resignation without Good Reason. The Executive may resign his employment hereunder without Good Reason.
(b)    Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive under this Section 5 (other than termination pursuant to subsection (a)(i)) shall be communicated by a written notice from the Board or the Executive to the other, indicating the specific termination provision in this Agreement relied upon, setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and specifying a Date of Termination which, except in the case of Termination by reason of Disability or Termination for Cause pursuant to Section 5(a)(ii) or 5(a)(iii), respectively, shall be at least 90 days following the date of such notice (a “Notice of Termination”). In the event of Termination for Cause pursuant to Section 5(a)(iii), the Executive shall have the right, if the basis for such Cause is curable, to cure the same within 30 days following the Notice of Termination for Cause, and Cause shall not be deemed to exist if the Executive cures the event giving rise to Cause within such 30-day period. In the event of the Executive’s Resignation for Good Reason pursuant to Section 5(a)(iv), the Company shall have the right, if the basis for such Good Reason is curable, to cure the same within 30 days following the Notice of Termination for Good Reason, and Good Reason shall not be deemed to exist if the Company cures the event giving rise to Good Reason within such 30-day period. The Executive shall continue to receive his Annual Base Salary, annual bonus and all other compensation and perquisites referenced in Section 4 through the Date of Termination.
6.    Severance Payments.

(a)    Termination for any Reason. In the event the Executive’s employment with the Company is terminated for any reason, the Company shall pay the Executive (or his beneficiary in the event of his death) any unpaid Annual Base Salary that has accrued as of the Date of Termination, any unreimbursed expenses due to the Executive. The Company shall permit the Executive to elect to continue health plan coverage in accordance with the requirements of applicable law (e.g., COBRA coverage), at the applicable monthly cost charged for such coverage (the “Monthly COBRA Coverage Continuation Rate”). The Company may require the Executive to complete and file any election forms that are generally required of other employees to obtain COBRA coverage; and the Executive’s COBRA coverage may be terminable in accordance with applicable law. The Executive shall also be entitled to accrued, vested benefits under the Company’s benefit plans and programs as provided therein. The Executive shall be entitled to the additional payments and benefits described below only as set forth herein. Notwithstanding any provision to the contrary in any outstanding option agreement or in any existing or future equity-based incentive plan of the Company or any award agreement thereunder; in no event will any vested options of the Executive be forfeited on termination of employment for any reason and may be exercised within 10 years from the date the vested options were granted; provided, however, that in connection with a termination of the Executive for Cause, any vested options shall terminate if they are not exercised within the shorter of 18 months following the Date of Termination for Cause or 10 years from the date the vested options were granted.
(b)    Termination without Cause, Resignation for Good Reason or Termination by Reason of Death or Disability. Subject to Sections 6(c) and (d) and the restrictions contained herein, in the event of the Executive’s Termination without Cause (pursuant to Section 5(a)(v)), Resignation for Good Reason (pursuant to Section 5(a)(iv)) or termination by reason of death or Disability (pursuant to Section 5(a)(i) or (ii), respectively), the Company shall pay to the Executive the amounts described in subsection (a). In addition, subject to Sections 6(c) and (d) and the restrictions contained herein, the Company shall pay to the Executive (or his beneficiary in the event of his death) an amount equal to the “Severance Amount” described below. For purposes of this Agreement, the Severance Amount is equal to the sum of:
(i)    2.0 times his Annual Base Salary minus an amount equal to the portion of the Annual Base Salary for the remainder of the calendar year in which the termination occurs that has already been included in the grant of options pursuant to Section 4(a) for the year, and
(ii)    2.0 times the greater of (A) the cash amount of the total of all bonuses calculated in accordance with the Company’s executive bonus policy paid (or payable) to Executive in respect of the fiscal year ending immediately prior to the Date of Termination, excluding any bonuses that are extraordinary in nature (e.g. a transaction related bonus), or (B) the target bonuses for the fiscal year in which the Date of Termination falls, determined in accordance with the Company’s bonus program or programs, if any.

(iii) 18.0 times the difference of (A) the Monthly COBRA Continuation Coverage Rate determined as of the Date of Termination for the Executive’s applicable health plan coverages in effect on such date, less (B) the monthly cost to Executive that is being charged for such coverage as of the Date of Termination.
The Severance Amount as so determined shall be payable to the Executive (or his beneficiary) in substantially equal installments over the 24 month period following the Date of Termination (the “ Payment Period”) in accordance with the Company’s regular payroll practices. Notwithstanding the foregoing, in the event of a Resignation for Good Reason based on clause (II) of the definition of Good Reason, the Severance Amount shall be equal to the sum of 1.0 times the Executive’s Annual Base Salary and 1.0 times the greater of the bonus amounts described in clauses (i) and (ii) of this Section 6(b).
Notwithstanding the foregoing, in the event that the Company, in good faith, and based upon clear and compelling written evidence, determines that, at any time during the Payment Period, Executive is in material breach of his obligations under Section 7 hereof, upon written notice to Executive, the Company shall be entitled to suspend payment of the Severance Amount, pending final determination of breach by a court of competent jurisdiction. In the event such court finally determines the occurrence of a material breach, the Company shall be entitled to retain any portion of the Severance Amount then unpaid, and the Company shall have no further obligation with respect thereto. If instead, such court finally determines that no such material breach occurred, upon such determination the Company shall promptly pay Executive the full amount of any portion of the Severance Amount that was not retained by the Company during such suspension of payment, plus an amount of interest equal to the prime rate (as reported in The Wall Street Journal on the date prior to the date of payment) plus two percent (2%), and shall also reimburse Executive for his court costs and attorney fees.
(c)    Benefits Provided Upon Termination of Employment. If Executive’s termination or resignation does not constitute a “separation from service,” as such term is defined under Code Section 409A, Executive shall nevertheless be entitled to receive all of the payments and benefits that Executive is entitled to receive under this on account of his termination of employment. However, the payments and benefits that Executive is entitled to under this Agreement shall not be provided to Executive until such time as Executive has incurred a “separation from service” within the meaning of Code Section 409A.
(d)    Specified Employee Status Under Section 409A. Furthermore, notwithstanding any provision of this Agreement to the contrary, if the Executive is a “specified employee” (as defined by Code Section 409A) at the time of his termination of employment under this Agreement (or, if later, his “separation from service” under Code Section 409A), to the extent that a payment, reimbursement or benefit under Section 6(b) is considered to provide for a “deferral of compensation” (as determined under Code Section 409A), then such payment, reimbursement or benefit shall not be paid or provided until six months after the Executive’s separation from service, or his death, whichever occurs first. Any payments, reimbursements or benefits that are withheld under this provision for the first six months shall be payable in a lump sum on the 181 st day after such termination of employment (or, if later, separation from service).
The restrictions in this Section 6(d) shall be interpreted and applied solely to the minimum extent necessary to comply with the requirements of Code Section 409A(a)(2)(B). Accordingly, payments, benefits or reimbursements under Section 6(b) or any other part of this Agreement may nevertheless be provided to Executive within the six month period following the date of the Executive’s termination of employment under this Agreement (or, if later, his “separation from service” under Code Section 409A), to the extent that it would nevertheless be permissible to do so under Code Section 409A because those payments, reimbursements or benefits are (i) described in Treasury Regulations Section 1.409A-1(b)(9)(iii) (i.e. payments within the limitations therein that are being made on account of an involuntary termination or termination for good reason, within the meaning of the Treasury Regulations), or (ii) described in Treasury Regulation Section 1.409A-1(b)(4) (i.e., payments which are treated as short-term deferrals within the meaning of the Treasury Regulations, or (iii) benefits described in Treasury Regulations Section 1.409A-1(b)(9)(v) (e.g. health care benefits).
(e)    Retirement Benefits. Without duplicating any benefits provided under Section 6(a), following the Executive’s Retirement from the Company he will be entitled to the benefits set forth on Exhibit D.
7.    Competition; Nonsolicitation.
(a)    During the Term and, following any termination of Executive’s employment for any reason, for a period equal to 24 months from the date of such termination in the event of a voluntary termination of employment by the Executive without Good Reason, or a termination by the Company for Cause, the Executive shall be subject to the following restrictions:
(i)    The Executive shall not, without the prior written consent of the Board, directly or indirectly engage in, or have any interest in, or manage or operate any person, firm, corporation, partnership or business (whether as director, officer, employee, agent, representative, partner, security holder, consultant or otherwise) that engages in any business (other than a business that constitutes less than 5% of the relevant entity’s net revenue and a proportionate share of its operating income) which competes with any business of the Company or any entity owned by it anywhere in the world; provided, however, that the Executive shall be permitted to acquire a stock interest in such a corporation provided such stock is publicly traded and the stock so acquired does not represent more than one percent of the outstanding shares of such corporation.
(ii)    The Executive shall not render services to any person, firm, corporation, partnership or business (whether as director, officer, employee, agent, representative, partner, security holder, consultant or otherwise) that are designed to advise, assist or otherwise enable such person, firm, corporation, partnership or business to acquire the stock of, an interest in, or the assets of, another corporation or business operation that, within the 24 month period preceding the Date of Termination, the Company has actively pursued, or had demonstrable plans to pursue, as an acquisition target.
(b)    During the Term and for a period of two years following any termination of the Executive’s employment, the Executive shall not, directly or indirectly, on his own behalf or on behalf of any other person or entity, whether as an owner, employee, service provider or otherwise, solicit or induce any person who is or was employed by, or providing consulting services to, the Company or any of its direct or indirect subsidiaries during the twelve-month period prior to the date of such termination, to terminate their employment or consulting relationship with the Company or any such subsidiary.
(c)    In the event the agreement in this Section 7 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it shall be interpreted to extend only over the maximum period of time for which it may be enforceable, and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.
8.    Nondisclosure of Proprietary Information.
(a)    Except as required in the faithful performance of the Executive’s duties hereunder or pursuant to subsection (c), the Executive shall, in perpetuity, maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for his benefit or the benefit of any person, firm, corporation or other entity any confidential or proprietary information or trade secrets of or relating to the Company and its direct and indirect subsidiaries, including, without limitation, information with respect to the Company’s and such subsidiaries’ operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, compensation paid to employees or other terms of employment, except for such information which is or becomes publicly available other than as a result of a breach by the Executive of this Section 8, or deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such confidential or proprietary information or trade secrets. The parties hereby stipulate and agree that as between them the foregoing matters are important, material and confidential proprietary information and trade secrets and affect the successful conduct of the businesses of the Company and its direct and indirect subsidiaries (and any successor or assignee thereof).
(b)    Upon termination of the Executive’s employment with the Company for any reason, the Executive shall, upon the Company’s written request, promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the Company’s and its direct and indirect subsidiaries’ customers, business plans, marketing strategies, products or processes and/or which contain proprietary information or trade secrets.
(c)    The Executive may respond to a lawful and valid subpoena or other legal process but shall give the Company the earliest possible notice thereof, shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought and shall assist such counsel in resisting or otherwise responding to such process. Notwithstanding the foregoing, this Agreement does not limit the Executive’s ability to communicate with any securities regulatory agency or governmental agency or otherwise participate in any investigation or proceeding that may be conducted by any securities regulatory agency or governmental agency regarding possible legal violations.
9.    Injunctive Relief. It is recognized and acknowledged by the Executive that a breach of the covenants contained in Sections 7 and 8 will cause irreparable damage to the Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, the Executive agrees that in the event of a breach of any of the covenants contained in Sections 7 and 8, in addition to any other remedy which may be available at law or in equity, the Company shall be entitled to specific performance and injunctive relief.
10.    Survival. The expiration or termination of the Term shall not impair the rights or obligations of any party hereto which shall have accrued hereunder prior to such expiration.
11.    Binding on Successors. This Agreement shall be binding upon and inure to the benefit of the Company, the Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable.
12.    Governing Law. This Agreement shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of Ohio.
13.    Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
14.    Notices. Any notice, request, claim, demand, document or other communication hereunder to any party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by telex, telecopy, or certified or registered mail, postage prepaid, as follows:
(a)    If to the Company, to:
TransDigm Group Incorporated
1301 East Ninth Street, Suite 3000

Cleveland, Ohio 44114
Attention: Corporate Secretary
with copies to:
TransDigm Group Incorporated
1301 East Ninth Street, Suite 3710
Cleveland, Ohio 44114
Attention: Chair, Compensation Committee
and
Baker & Hostetler LLP
3200 PNC Center
1900 East 9th Street, Suite 3200
Cleveland, Ohio 44114 -3482
Attention: John M. Gherlein, Esq.
(b)    If to the Executive, to him at the home address reflected in the Company’s records with a copy to:

Perry & Karnatz, LLC
700 W. St. Clair Avenue
Cleveland, Ohio 44113
Attention: Dominic V. Perry, Esq.
or at any other address as any party shall have specified by notice in writing to the other party in accordance with this Section 14.
15.    Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.
16.    Entire Agreement; Prior Employment Agreement. The terms of this Agreement, together with the Option Plan and the Option Agreements, are intended by the parties to be the final expression of their agreement with respect to the employment of the Executive by the Company and may not be contradicted by evidence of any prior or contemporaneous agreement, including, but not limited to, the Prior Employment Agreement and any plans and agreements referenced therein. The parties further intend that this Agreement, and the aforementioned contemporaneous documents, shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement. From and after the date hereof, this Agreement shall supersede the Prior Employment Agreement, except for any rights or obligations which survive pursuant to Section 10 thereof.
17.    Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by the Executive and authorized on behalf of the Company by the Compensation Committee. By an instrument in writing similarly executed, the Executive or the Company may waive compliance by the other party or parties with any provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy or power hereunder shall preclude any other or further exercise of any other right, remedy or power provided herein or by law or in equity.
18.    No Inconsistent Actions. The parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement. Furthermore, it is the intent of the parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.
19.    Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators in Cleveland, Ohio, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of the provisions of Section 7 or 8 of this Agreement and the Executive hereby consents that such restraining order or injunction may be granted without the necessity of the Company’s posting any bond; and provided further, that the Executive shall be entitled to seek specific performance of his right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement. Each of the parties hereto shall bear its share of the fees and expenses of any arbitration hereunder.
20.    Indemnification and Insurance. The Company shall indemnify the Executive to the fullest extent permitted by the laws of the State of Delaware, as in effect at the time of the subject act or omission, and shall advance to the Executive reasonable attorneys’ fees and expenses as such fees and expenses are incurred (subject to an undertaking from the Executive to repay such advances if it shall be finally determined by a judicial decision which is not subject to further appeal that the Executive was not entitled to the reimbursement of such fees and expenses) and he shall be entitled to the protection of any insurance policies the Company shall elect to maintain generally for the benefit of its directors and officers (“Directors and Officers Insurance”) against all costs, charges and expenses incurred or sustained by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer or employee of the Company or any of its subsidiaries or his serving or having served any other enterprise as a director, officer or employee at the request of the Company (other than any dispute, claim or controversy arising under or relating to this

Agreement). The Company covenants to maintain during the Term and for a reasonable period of time thereafter (which period shall not be less than five years) for the benefit of the Executive (in his capacity as a current or former officer and director of the Company, as applicable) Directors and Officers Insurance providing customary benefits to the Executive with respect to all periods during the Term.
21.    Legal Expenses. The Company shall pay the Executive’s reasonable fees and costs incurred in connection with the preparation and negotiation of this Agreement.
22.    Post-Termination Assistance. The Executive agrees that, for a reasonable period after the Executive’s termination of employment for any reason, the Executive will assist the Company and its subsidiaries in defense of any claims that may be made against any of them, to the extent that such claims may relate to services performed by the Executive for any of them in connection with his employment with the Company. The Executive agrees to promptly inform the Company if the Executive becomes aware of any lawsuits involving such claims that may be filed against the Company or any of its subsidiaries. The Company agrees to reimburse the Executive for all of the Executive’s reasonable out-of-pocket expenses associated with such assistance, including reasonable travel expenses. The Company agrees to provide reasonable notice of its need for such assistance and compensation to Executive for such assistance at a rate equal to $500 per hour, based on the actual number of hours and quarter hours of assistance provided. Executive shall not be required to render more than 40 hours per month of assistance under this provision, but may elect to render more hours per month. The Executive also agrees to the extent not otherwise prohibited by law, to promptly inform the Company if asked to assist in any investigation of the Company or any of its subsidiaries that may relate to services performed by the Executive for any of them, regardless of whether a lawsuit has then been filed against any of them with respect to such investigation.
[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

TRANSDIGM GROUP INCORPORATED

By:	/s/ James Skulina
Name:	James Skulina
Title:	Executive Vice President and Chief Financial Officer

EXECUTIVE

/s/ W. Nicholas Howley
W. Nicholas Howley

Exhibit A
Options granted pursuant to Section 4(a) and 4(b) will vest as follows:
Options granted in fiscal 2019 and subsequent fiscal years vest pursuant to the schedule below. Unless the Executive otherwise consents in writing, the vesting provisions for the options to be granted under Section 4(a) and 4(b), including the performance vesting criteria and calculation methodology, shall be no less favorable to the Executive than the vesting provisions used for options granted by the Company in fiscal years 2016 and 2017, including options that vested based upon the Company’s financial statements as of September 30, 2017.
The terms of the stock options will provide that if the Executive incurs a termination of employment under any of the circumstances described in Section 5(a)(i), 5(a)(ii), 5(a)(iv) or 5(a)(v) or upon the Executive’s Retirement (each a “covered departure”), vesting will continue with respect to a percentage of such options after such termination of employment as set forth in the second table below. In addition, unless the Executive otherwise consents in writing to different terms, if the amount of stock options that vest in any year is less than the amount eligible to vest in such year then the remaining stock options may vest in the following two fiscal years (including after a covered departure) by treating as annual operating performance in the year in which the vesting did not occur any excess of annual operating performance in such following years. The portion of any excess annual operating performance amount which is so used may not be used more than once.

	Options Granted in the first three months of fiscal year:
	2019	2020	2021	2022	2023
Vesting at fiscal year-end:
2019	80%
2020	100%	80%
2021		100%	100%
2022				100%
2023					100%

The percentage of unvested options as to which options will continue to be eligible to vest following a covered departure:

	Options Awarded in the first three months of fiscal year:
	2019	2020	2021	2022	2023
Covered departure after end of fiscal year:
2019	80%
2020	100%	80%
2021		100%	100%
2022				100%
2023					100%

Exhibit B
ANNUAL CASH INCENTIVE PROGRAM
EXECUTIVE OFFICERS
The following cash incentive program will be administered by the Compensation Committee.

•	The target incentive award opportunity will be set annually consistent with the executive’s employment agreement

•	The award opportunity will be non-discretionary and based on the financial performance of the Company. The award amount earned will be calculated as follows:

1.
(a) Company’s annual EBITDA As Defined (as defined in the Company’s Credit Agreement), divided by (b) the midpoint of the range of EBITDA As Defined guidance initially issued by the Company for the applicable fiscal year, as adjusted by the incremental EBITDA As Defined guidance first following an acquisition for any acquisitions made during the year, multiplied by (c) 50% of the target award opportunity

2.
(a) the Company’s “Annual Operational Performance per Diluted Share” as determined by the Compensation Committee in connection with the Company’s 2006 Stock Incentive Plan, divided by (b) the Annual Operational Performance per Diluted Share target as set by the Compensation Committee in the first quarter of the fiscal year as adjusted if and to the extent option targets are adjusted for special dividends or other extraordinary transactions, multiplied by (c) 50% of the target award opportunity

Final assessment of results will be determined by the Compensation Committee following completion of the fiscal year and will be based on audited financial results.
Payment for the award amount earned will be made on or prior to December 31 following the conclusion of the applicable fiscal year.
The executive’s actual incentive award will be determined based upon the attainment for each metric as described above; provided, however, that the Compensation Committee may increase or decrease the actual award by up to 20% of the amount calculated pursuant to paragraphs 1 and 2 above, based on assessment of individual performance, including without limitation, (1) degree of difficulty and effectiveness in performing the job and achieving the overall corporate results and appropriate financial structure given the aerospace and capital market environment, operating conditions and the level of flexibility/responsiveness required; (2) the effectiveness of the Company’s three value drives of price, productivity and new business; (3) a pattern of clear, open, honest and regular communication with the Board and investors; (4) effective succession planning and organizational development; (5) support, maintenance and regular evaluation of the effectiveness of the Company’s long term value focused strategy; or (6) other factors.

Exhibit C
Options granted pursuant to Section 4(d) will vest as follows:
Options granted in fiscal 2019 and subsequent fiscal years are eligible to vest pursuant to the schedule below. Unless the Executive otherwise consents in writing, the vesting provisions for the options to be granted under Section 4(d), including the performance vesting criteria and calculation methodology, shall be no less favorable to the Executive than the vesting provisions used for options granted by the Company in fiscal years 2016 and 2017, including options that vested based upon the Company’s financial statements as of September 30, 2017.
The terms of the stock options will provide that if the Executive incurs a termination of employment under any of the circumstances described in Section 5(a)(i), 5(a)(ii), 5(a)(iv) or 5(a)(v) or upon the Executive’s Retirement (each a “covered departure”), vesting will continue with respect to a percentage of such options after such termination of employment as set forth in the second table below. In addition, unless the Executive otherwise consents in writing to different terms, if the amount of stock options that vest in any year is less than the amount eligible to vest in such year then the remaining stock options may vest in the following two fiscal years (including after a covered departure) by treating as annual operating performance in the year in which the vesting did not occur any excess of annual operating performance in such following years. The portion of any excess annual operating performance amount which is so used may not be used more than once.

	Options Awarded in the first three months of fiscal year:
	2019	2020	2021	2022	2023
Vesting at fiscal year-end:
2019	40%
2020	80%	40%
2021	100%	80%	40%
2022		100%	80%	50%
2023			100%	100%	50%
2024					100%

The percentage of unvested options as to which options will continue to be eligible to vest following a covered departure:

	Options Awarded in the first three months of fiscal year:
	2019	2020	2021	2022	2023
Covered departure after end of fiscal year:
2019	40%
2020	80%	40%
2021	100%	80%	50%
2022		100%	100%	50%
2023				100%	50%
2024					100%

Exhibit D
Retirement Benefits
The Company will reimburse the Executive for 100% of the cost of a Medicare Supplement Policy for himself and his spouse following the Executive’s retirement from the Company, which is intended to supplement Medicare coverage for which the Executive and his spouse shall be responsible. In addition, the Company will reimburse the Executive for 100% of the cost of an Exec-U-Care coverage policy (or if Exec-U-Care coverage is no longer available, substantially similar coverage) for himself and his spouse to further supplement the health care coverage available to each of them. The purpose of reimbursing the Executive for 100% of the cost of these additional coverages is to reasonably replicate the general health insurance coverage levels provided to Company executives from time-to-time. The Company will also make available to the Executive the services of Claims Security of America, or a comparable organization, to work with the Executive and his spouse in understanding their medical coverages and to provide administrative assistance in connection with their medical coverage support. The parties further understand that the providing of these reimbursements and access to administrative assistance services may be modified and/or changed by the Company, in its discretion, in the event that providing of these reimbursements and access to administrative assistance services creates Company welfare benefit plan Internal Revenue Code discrimination issues or unreasonable tax results upon the Company or the Executive and his spouse, given the benefit being provided. Should such an event occur, the Company agrees to assure appropriate healthcare coverage continues to be available to the Executive and his spouse on terms as nearly comparable to the foregoing as practicable under the circumstances. The benefits described herein shall be provided for the life of the Executive following his retirement and for the life of his spouse if she survives him.